Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Friday, November 2, 2007	(713) 651-4300

KEY ENERGY ANNOUNCES SENIOR NOTES OFFERING

HOUSTON, TX, November 2, 2007 — Key Energy Services, Inc. (NYSE: KEG) announced today that, subject to market conditions, it plans to offer up to $400 million of Senior Notes due 2017 through a private placement.  Certain of the Company’s domestic subsidiaries will fully and unconditionally guarantee the notes. The Company intends to use the net proceeds of the proposed offering to retire its outstanding $393 million Tranche C Term Loans under its existing senior secured credit facility, and, upon the successful completion of the offering, would terminate its existing commitment relating to its previously announced term loan facility.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the Company’s intent to use the net proceeds of the offering to retire the Tranche C Term Loans under its existing senior secured credit facility.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.

1301 McKinney Street, Suite 1800, Houston, TX 77010